FEE WAIVER AGREEMENT

January 31, 2019

Foresters Investment Management Company, Inc.
40 Wall Street, 10th Floor
New York, NY 10005

Foresters Investor Services, Inc.
Raritan Plaza 1 – 8th Floor
Edison, NJ 08837

Dear Ladies and Gentlemen:
Foresters Investment Management Company, Inc. (“Advisor”), the investment adviser for First Investors Income Funds (“Trust”), agrees to waive management fees of First Investors Investment Grade Fund, a separate series of the Trust (“Fund”), to the extent that the management fees of the Class A, Class B, Advisor Class and Institutional Class shares of the Fund, respectively, exceed the limitations set forth in Attachment A (“Agreement”).
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.  This Agreement may be amended or terminated by the Trust’s Board of Trustees without the approval of Trust shareholders.

Very truly yours,

FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT
COMPANY, INC.

By:	/s/ Francis X. Gannon

Name:	Francis X. Gannon
Title:	Chief Financial Officer

Attachment A

Management Fee Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Management Fee Limitation Period Ends
Investment Grade Fund	Class A 0.59% Class B 0.59% Advisor Class 0.59% Institutional Class 0.59%	January 31, 2020

Dated: January 31, 2019